Exhibit 9
Opinion and Consent of Counsel

Merrill Lynch Life Insurance Company
4333 Edgewood Road NE
Cedar Rapids, IA 52499
April 13, 2009
Merrill Lynch Life Insurance Company
4333 Edgewood Road N.E.
Cedar Rapids, Iowa 52499-0001
Dear Sir/Madam:
With reference to the Registration Statement on Form N-4 by Merrill Lynch Life Insurance Company and Merrill Lynch Life Variable Annuity Separate Account A to be filed with the Securities and Exchange Commission covering individual variable annuity contracts, I have consulted with outside counsel and examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination and consultation, it is my opinion that:
1)	Merrill Lynch Life Insurance Company is duly organized and validly existing under the laws of the State of Arkansas and has been duly authorized to issue individual variable annuity contracts by the Department of Insurance of the State of Arkansas.

2)	Merrill Lynch Life Variable Annuity Separate Account A is a duly authorized and existing separate account established pursuant to Arkansas law.

3)	The individual variable annuity contracts have been duly authorized by Merrill Lynch Life Insurance Company and, when sold in jurisdictions authorizing such sales, in accordance with and when issued as contemplated by said Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of Merrill Lynch Life Insurance Company.
I hereby consent to the filing of this opinion as an exhibit to the Amendment.
Very truly yours,
Merrill Lynch Life Insurance Company

/s/ Darin D. Smith Darin D. Smith
General Counsel